Exhibit M
ARTICLES OF MERGER
Merging

MAPCOM SYSTEMS, INC.
(a Virginia corporation)

INTO

MAPCOM ACQUISITION CORP.
(a Virginia corporation)

1. The Plan of Merger (the "Plan") is attached hereto as Exhibit A.

          2.     The Plan was submitted to the shareholders of Mapcom Systems, Inc. ("Systems") by its Board of Directors in accordance with the Virginia Stock Corporation Act. On the record date for the determination of shareholders entitled to vote on the Plan, there were outstanding 58,190 shares of Common Stock, without par value (the "Common Stock"). The holder of each share of Common Stock is entitled to cast one vote per share. At a special meeting of Systems shareholders duly held on January 2, 1992, the total number of undisputed votes cast for the Plan was 58,190, and such number of votes is sufficient for approval of the Plan by holders of the Common Stock.

3. The Plan was approved by the shareholders of Mapcom Acquisition Corp. pursuant to a unanimous written consent dated January 2, 1992.

Dated: January 2, 1992

ATTEST:	MAPCOM SYSTEMS, INC.

By: /s/ V. E. LaPrade, Jr. Secretary	By: Lewis B. Goode, Jr. Title: Chairman

ATTEST:	MAPCOM ACQUISITION CORP.

By: /s/ Forrest E. Godby Secretary	By: /s/ Forrest E. Godby Title: President

Exhibit A

AGREEMENT AND PLAN OF MERGER

of

MAPCOM SYSTEMS, INC.
(a Virginia corporation)

with and into

MAPCOM ACQUISITION CORP.
(a Virginia corporation)

          THIS AGREEMENT AND PLAN OF MERGER (the "Agreement of Merger") is made and entered into as of January 2, 1992 between Mapcom Acquisition Corp., a Virginia corporation ("Newco") and Mapcom Systems, Inc., a Virginia corporation (the "Company").

Recitals

          A.     The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. As of the date hereof, the authorized capital stock of the Company consists of 100,000 shares of Common Stock, without par value per share, of which 58,190 shares are issued and outstanding (the "Company Common Stock").

          B.     Newco is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with authorized capital stock of 75,000 shares (the "Newco Common Stock"), without par value, of which 60,150 shares are issued and outstanding.

          C.     The board of directors and shareholders of the Company have adopted resolutions authorizing the proposed merger of the Company with and into Newco upon the terms and conditions set forth in accordance with the Virginia Stock Corporation Act.

          D.     The board of directors and shareholders of Newco have adopted resolutions authorizing the proposed merger of Newco with the Company substantially upon the terms and conditions hereinafter set forth in accordance with the Virginia Stock Corporation Act.

          E.     Newco and the Company have entered into an Agreement and Plan of Reorganization dated as of December 4, 1991 (the "Reorganization Agreement"), setting forth certain representations, warranties and agreements in connection with the transactions therein and herein contemplated and which contemplates a tender offer by Newco for all of the Company Common Stock (the "Offer") followed by the merger of the Company with and into Newco (the "Merger") in accordance with the terms and provisions of this Agreement of Merger and the Virginia Stock Corporation Act.

F. The Company and Newco are hereinafter sometimes referred to collectively as the "Constituent Corporations."

          NOW, THEREFORE, in consideration of the matters recited above and the covenants, conditions and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Merger. The Constituent Corporation shall effect the Merger on the terms and conditions set forth in this Agreement of Merger.

                 (a)  Effect.  At the Effective Time, as defined in subsection (b), the Company shall be merged with and into Newco, and the separate existence of the Company, except insofar as it may be continued by statute, shall cease, all with the effect provided in Section 13.1-721 of the Virginia Stock Corporation Act. From and after the Effective Time, Newco shall be, and is sometimes hereinafter referred to as, the "Surviving Corporation."

                 (b)  Effectiveness.  Subject to the terms and conditions herein provided, articles of merger under the Virginia Stock Corporation Act shall be executed by the Constituent Corporations on a date established in accordance with Section 3.1 of the Reorganization Agreement (the "Closing Date"). On the Closing Date, articles of merger shall be filed with the State Corporation Commission of the Commonwealth of Virginia (the "Commission") and the Merger shall become effective upon the date and at the time a Certificate of Merger is issued by the Commission (which day and time are hereinafter referred to as the "Effective Time").

2. Conversion of Shares. At the Effective Time, the manner and basis of converting shares of the Constituent Corporations will be as follows:

                 (a)  Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Merger (other than the shares owned by Newco or held in the treasury of the Company) shall at the Effective Time, by virtue of the Merger, be cancelled and exchanged for and converted into and become, without further action by the holder thereof, the right to receive from Newco $12.00, payable $6.00 in cash by check and $6.00 pursuant to a note substantially in the form attached as Appendix 1 hereto (the "Newco Notes"). Notwithstanding the foregoing, the 40 shares of Company Common Stock held by the Aldrich Estate, which are entitled to be exchanged for an additional 1,960 shares pursuant to the 50-1 stock split authorized by the Company in 1988, shall be exchanged and converted into the right to receive from Newco $600.00 per share, payable $300.00 in cash and $300.00 pursuant to a Newco Note. The provisions of the immediately preceding sentence shall not apply if Newco has purchased such 40 shares from the Aldrich Estate. The Newco Notes shall be secured pursuant to the Stock Pledge Agreement (the "Stock Pledge Agreement") in the form attached as Appendix 2 hereto. Notwithstanding the foregoing, if a holder of shares of Company Common Stock does not meet the suitability requirements set forth in the "Offer to Purchaser for Cash and Notes of Mapcom Acquisition Corp. all of the Outstanding Shares of Mapcom Systems, Inc." for the receipt of Newco Notes and if Newco does not waive such noncompliance, then such holder shall receive $12.00 ($600.00 in the case of the Aldrich Estate shares) payable only in cash. Each share of Company Common Stock that is owned by Newco or held in the treasury of the Company immediately prior to the Merger shall at the Effective Time, by virtue of the Merger, be canceled and no cash, notes or other consideration shall be paid or delivered in exchange therefor.

                 (b)  Surrender of Certificates.  As promptly as practicable after the Effective Time, each holder of an outstanding certificate that prior thereto represented shares of Company Common Stock shall surrender such certificate to the Surviving Company and duly execute and deliver the Newco Note, Stock Pledge Agreement and a form W-9, and such holder shall upon such surrender and due execution and delivery receive in exchange therefore the consideration set forth in Section 2 hereof. Surviving Company shall retain such consideration until such surrender and due execution and delivery and shall not be obligated to pay any interest on the retained cash portion of such consideration.

          3.     Amendment to Articles of Incorporation.  The Articles of Incorporation of Newco, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, with the following amendment. Article I of the Articles of Incorporation of the Surviving Corporation is hereby deleted in its entirety and replaced with the following:

"I.

The name of the Corporation is Mapcom Systems, Inc.

4. Bylaws. The Bylaws of Newco, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until duly amended in accordance with law.

          5.     Termination.  This Agreement of Merger may be terminated at any time at or before the Effective Time by agreement of the boards of directors of the Constituent Corporations. This Agreement of Merger shall be automatically terminated in the event of a valid failure to satisfy a condition set forth in Article VIII or IX of the Reorganization Agreement that is not waived by the party entitled to waive such condition. If this Agreement of Merger is terminated after the filing of the Articles of Merger, then the Company shall file a Notice of Abandonment with the Commission.

          6.     Waiver.  Subject to applicable law, any of the terms and conditions of this Agreement of Merger may be waived at any time by whichever of the Constituent Corporations is, or the stockholders of which are, entitled to the benefit thereof by action taken by the board of directors of such Constituent Corporation at any time before or after the approval of this Agreement of Merger by the stockholders of the Company or Newco; provided that no such waiver, amendment, modification or supplement shall be made after such approval that either shall affect the rights of the stockholders of the Company in a manner that, in the judgment of the board of directors of the Company, is materially adverse to such stockholders or is not permitted by Virginia Code Section 13.1-718(I).

          7.     Further Assurances.  If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement of Merger, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement of Merger; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

          8.     Interpretation.  The headings herein are for convenience of reference only, do not constitute a part of this Agreement of Merger, and shall not be deemed to limit or affect any of the provisions hereof. Words used herein, regardless of the number specifically used, shall be deemed to include any other number, singular or plural, as the context may require.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date and year first above written.

MAPCOM SYSTEMS, INC

By: Its:	/s/ Lewis B. Goode, Jr. Chairman

MAPCOM ACQUISITION CORP.

By: Its:	/s/ Forrest E. Godby President